Exhibit 99.2

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE INCREASES DIVIDEND BY 6.9%

Increases Quarterly Dividend from $0.29 to $0.31 per Share

DeRidder, LA – February 22, 2022 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced that its Board of Directors has increased the quarterly dividend by 6.9%, from $0.29 to $0.31 per share.

The Board of Directors declared a quarterly cash dividend of $0.31 per share, payable on March 25, 2022 to shareholders of record as of March 11, 2022.

The Company began paying dividends in 2013. Since that time, the Company has paid $32.79 in dividends per share, comprising $7.04 in regular dividends and $25.75 in special dividends.

Additional information on the Company’s fourth quarter and 2021 full year earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.